Exhibit 10.4

11/02 SOG(BY)-INS

Revised 12/05

LEASE

RREEF AMERICA REIT II CORP. PPP,

Landlord,

and

REPARE THERAPEUTICS USA INC.,

Tenant

Riverfront Office Park
Cambridge, Massachusetts

TABLE OF CONTENTS

(continued)

i

TABLE OF CONTENTS

(continued)

		Page
37.	EXAMINATION NOT OPTION	20
38.	RECORDATION	20
39.	PARKING	20
40.	LIMITATION OF LANDLORD’S LIABILITY	21
41.	EXTENSION OPTION	21
42.	OFFER SPACE OPTION	22
EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES
EXHIBIT A-1 – SITE PLAN
EXHIBIT A-2 – LEGAL DESCRIPTION OF THE LOT
EXHIBIT B – WORK LETTER
EXHIBIT C – COMMENCEMENT DATE MEMORANDUM
EXHIBIT D – RULES AND REGULATIONS
EXHIBIT E –EXISTING FURNITURE

GROSS (BY)-INS OFFICE LEASE

REFERENCE PAGES

BUILDING:	Riverfront Office Park
101 Main Street
Cambridge, Massachusetts 02142
LANDLORD:	RREEF AMERICA REIT II CORP. PPP, a Maryland
corporation
LANDLORD’S ADDRESS:	c/o DWS - RREEF
100 Summer Street, 8th Floor
Boston, MA 02110
with a copy to:
c/o CB Richard Ellis New England
One Main Street
Cambridge, MA 02142
Attn: Joe DiFraia
WIRE INSTRUCTIONS AND/OR ADDRESS FOR	RREEF America REIT II CORP. PPP, Riverfront
RENT PAYMENT:	61.J15 Riverfront Office - 1 Main
PO Box 9046
Addison, TX 75001-9046
LEASE REFERENCE DATE:	July 13, 2021 (the “Effective Date”)
TENANT:	REPARE THERAPEUTICS USA, INC., a Delaware
corporation
TENANT’S NOTICE ADDRESS:
(a) As of beginning of Term:	101 Main Street
Suite 1650
Cambridge, Massachusetts 02142
(b) Prior to beginning of Term (if different):	100-7210 Rue Frederick-Banting
St.-Laurent, QC
H4S2A1, CAN
PREMISES ADDRESS:	101 Main Street
Suite 1650
Cambridge, Massachusetts 02142
PREMISES RENTABLE AREA:	Approximately 11,312 rentable square feet
PREMISES:	That certain premises containing the Premises Rentable
Area referenced above and located on the 16th floor of the
Building and approximately as shown on the floor plan
attached hereto as Exhibit A.

COMMENCEMENT DATE:	The earlier of (i) the date that the Tenant Improvements (as defined on Exhibit B) are Substantially Complete (as
defined on Exhibit B), and (ii) the date that the Tenant
Improvements would have been substantially complete but
for any Tenant Delay (as defined on Exhibit B).
RENT COMMENCEMENT DATE:	Thirty (30) days following the Commencement Date.
ESTIMATED COMMENCEMENT DATE:	December 1, 2021.
TERM OF LEASE:	Approximately three (3) years and one (1) month beginning
on the Commencement Date and ending on the last day of
the third (3rd) Lease Year.
TERMINATION DATE:	The last day of the thirty-sixth (36th) full calendar month
after the Rent Commencement Date, unless extended or
earlier terminated as provided in this Lease.

ANNUAL RENT and MONTHLY INSTALLMENT OF
RENT (Article 3):

Time Period	Rentable Square	Annual Rent Per	Annual Rent	Monthly
	Footage	Square Foot		Installment of Rent
1st Lease Year	11,312	$93.00	$1,052,016.00	$87,668.00
2nd Lease Year	11,312	$94.86	$1,073,056.32	$89,421.36
3rd Lease Year	11,312	$96.76	$1,094,549.12	$91,212.43

For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period beginning on the Rent Commencement Date or on each anniversary of the Rent Commencement Date, provided, however, that if the Rent Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Rent Commencement Date and end on the last day of the month containing the first anniversary of the Rent Commencement Date, and each succeeding Lease Year shall begin on the day following the expiration of the prior Lease Year.

All rental amounts are net of Tenant electricity.

BASE YEAR (EXPENSES):	2022
BASE YEAR (TAXES):	Taxes for July 1, 2021 to June 30, 2022 (fiscal 2022)
TENANT’S PROPORTIONATE SHARE:	3.54% (11,312/319,672)
SECURITY DEPOSIT:	$268,264.00 in cash; to be held pursuant to Article 5
ASSIGNMENT/SUBLETTING FEE:	$1,500.00
AFTER-HOURS HVAC COST:	$2.00 per heat pump per hour with a minimum charge of
$30.00 per request, subject to change at any time
PARKING	Seven (7) passes at the prevailing market rate (see
Article 39)
REAL ESTATE BROKER DUE COMMISSION:	Jones Lang LaSalle and Newmark Knight Frank
TENANT’S NAICS CODE:	325410

BUILDING BUSINESS HOURS:	Monday through Friday 8:00 a.m. – 6:00 p.m. (excluding
Massachusetts state holidays)
Saturday 8:00 a.m. – 12:00 p.m. (HVAC to be provided
during Saturday hours at no additional cost to Tenant but
only upon Tenant’s advance request.)
AMORTIZATION RATE:	11%

The Reference Pages information is incorporated into and made a part of the Lease.  In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control.  This Lease includes Exhibits A through D, all of which are made a part of this Lease.

LANDLORD:		TENANT:
RREEF AMERICA REIT II CORP. PPP,		REPARE THERAPEUTICS USA, INC.,
a Maryland corporation		a Delaware corporation
By:	/s/ Gerald F. Ianetta	By:	/s/ Lloyd Segal
Name:	Gerald F. Ianetta	Name: Lloyd Segal
Title:	Vice President	Title: President & CEO
By:	/s/ David F. Crane
Name:	David F. Crane
Title:	Vice President

v

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Pages.  The Premises are depicted on the floor plan attached hereto as Exhibit A, and the Building is depicted on the site plan attached hereto as Exhibit A-1.  The Building is located on the Lot legally described on Exhibit A-2.  The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.

1.USE AND RESTRICTIONS ON USE.

1.1The Premises are to be used solely for general office purposes.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, unreasonably annoy, or unreasonably disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste.  Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained.  Tenant shall comply with all governmental laws, ordinances, regulations, mandates and directives (the “Legal Requirements”) applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense.  Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof.

1.2Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used by any Tenant Entities in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated by any Tenant Entities with any Hazardous Materials.  Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment.  Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 30) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.

1.3The Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto:

1.3.1the common facilities included in the Building or the Lot, including common walkways, driveways, lobbies, hallways, ramps, stairways and elevators;

1.3.2 subject to Article 39, the parking facility (including the visitor’s parking area and parking spaces reserved for the disabled), at locations which may from time to time be designated by Landlord.  Use of the parking facility shall be subject to the right of the Landlord to restrict parking during snowplowing operations, and during repair, maintenance and restriping work affecting the parking area;

1.3.3the pipes, ducts, conduits, wires and appurtenant equipment serving the Premises; and

1.3.4if the Premises include less than the entire rentable area of any floor, the common restrooms in the central core area of such floor.

Such rights shall always be subject to the Rules and Regulations set forth in Exhibit D as the same may be reasonably amended by the Landlord from time to time, and such other reasonable rules and regulations from time to time established by Landlord by suitable notice, and to the right of Landlord to designate and change from time to time areas and facilities so to be used, provided such designations and changes do not deprive Tenant of the substantive benefits of such areas and facilities. In the event of a conflict between the rules and regulations and the specific provisions of this Lease, the specific provisions of this Lease shall control.

Not included in the Premises are the ceiling, the floor and all perimeter walls of the space identified in Exhibit A, except the inner surfaces thereof and the perimeter doors and windows. Tenant agrees that Landlord shall have the right to place in the Premises (above the ceiling, under the floors and behind the walls, or otherwise in such manner as not unreasonably to interfere with Tenant’s use of the Premises) utility lines, telecommunication lines, shafts, pipes and the like, for the use and benefit of Landlord and other tenants in the Building, and to replace and maintain and repair such lines, pipes and the like, in, over and upon the Premises. Such utility lines, pipes and the like, shall not be deemed part of the Premises under this Lease.  In taking any such action, Landlord shall use reasonable efforts not to materially adversely affect Tenant’s use of or business activities in the Premises.

1.4Tenant and the Tenant Entities will be entitled to the non-exclusive use of the common areas of the Building as they exist from time to time during the Term, including the parking facilities, subject to Landlord’s rules and regulations regarding such use. However, in no event will Tenant or the Tenant Entities park more vehicles in the parking facilities than Tenant’s parking allocation set forth in the Reference Pages of this Lease of the total parking spaces available for common use. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces or any specific number of parking spaces. If the Building is being operated in accordance with Green Building Standards, Landlord shall provide bicycle storage racks and may, in its discretion elect to establish preferred parking programs for hybrid and alternative fuel vehicles.

1.5Tenant shall have the right to, and Landlord shall install, Building standard signage for Tenant on the lobby directory and on the sixteenth (16th) floor common lobby, at Tenant’s sole cost and expense.

2.TERM.

2.1The Term of this Lease shall be as stated on the Reference Pages, unless sooner terminated by the provisions of this Lease. Landlord shall deliver possession of the Premises to Tenant with the Tenant Improvements (as defined on Exhibit B) Substantially Complete (as defined in Exhibit B) and with the prior tenant’s furniture identified on Exhibit E attached hereto (the “Existing Furniture”) in its current As Is condition. Notwithstanding the foregoing, Tenant may, by written notice delivered to Landlord by not later than July 15, 2021, designate items of the Existing Furniture for removal by Landlord, at Landlord’s cost, prior to the Commencement Date.  Following the determination of the Commencement Date, Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the Commencement Date and Termination Date. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct. Tenant’s access to and use of the Premises following the Delivery Date and prior to the Commencement Date shall be subject to and upon all of the terms and conditions of this Lease except for the obligation to pay Base Rent and Additional Rent (other than electricity charges).

2.2Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises with the Tenant Improvements Substantially Complete by the Estimated Commencement Date for any reason, Landlord shall not be liable for any damage resulting from such inability and no such failure to give possession on the Estimated Commencement Date shall affect the other obligations of Tenant under this Lease, provided, however, Landlord shall remain obligated to perform the Tenant Improvements at Tenant’s sole cost and expense (subject to disbursement of the TI Allowance). In the event Landlord is unable to deliver possession of the Premises by the date that is sixty (60) days after the Estimated Commencement Date, subject to delays resulting from Force Majeure Events and Tenant Delay, Tenant shall receive a credit of one day of Monthly Installment of Rent due hereunder for each day after such 60-day period that Landlord does not deliver the Premises (the “Rent Credit”). Such Rent Credit shall be applied commencing after the Rent Commencement Date.

2.3In the event Landlord permits Tenant, or any agent, employee or contractor of Tenant, to enter, use or occupy the Premises prior to the Commencement Date, such entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of rent, including, without limitation, Tenant’s compliance with the insurance requirements of Article 1111. Said early possession shall not advance the Termination Date.

2.4If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit B, any obligation with respect to insurance pursuant to Article 13, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, pandemic, epidemic, governmental restrictions or orders, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events) (each a “Force Majeure Event”), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. Except as otherwise provided in Section 3.2 of this Lease, no Force Majeure Event shall delay or excuse the timely payment of all items of rent by Tenant. Financial disability or hardship shall never constitute a Force Majeure Event.

3.RENT.

3.1Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term following the Rent Commencement Date, except that the first full Monthly Installment of Rent shall be paid upon the execution of this Lease. The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand. All such rent amounts shall be paid in lawful money of the United States of America and shall be paid to Landlord by Electronic Funds Transfer (“EFT”), Automated Clearing House (“ACH”) or wire transfer to the bank account specified by Landlord, or to such other person or at such other place and/or by such other methods as Landlord may from time to time designate in writing. Upon Lease execution, Tenant agrees to cooperate with Landlord to complete all necessary forms in order to accomplish such method of payment. If Landlord agrees to accept payment of rent by means other than EFT, ACH or wire transfer, and if an Event of Default occurs during the Term, Landlord may require by notice to Tenant that all subsequent rent payments be made by EFT, ACH or wire transfer. Tenant must implement such automatic payment system prior to the next scheduled rent payment or within ten (10) days after Landlord’s notice, whichever is later. Notwithstanding anything to the contrary, Landlord may, in its sole discretion, allocate any rent or monies Tenant pays to Landlord to any sums then due and payable hereunder. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.

3.2Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of:  (a) Fifty Dollars ($50.00), or (b) six percent (6%) of the unpaid rent or other payment. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.

3.3Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that rent shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.  Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable, and accepted commercial practice with respect to the type of property subject to this Lease. Such acknowledgements by Tenant are a material inducement to Landlord entering into this Lease.

4.RENT ADJUSTMENTS.

4.1For the purpose of this Article 44, the following terms are defined as follows:

4.1.1Lease Year: As defined in the Reference Pages.

4.1.2Expenses: All costs of operation, maintenance, repair, replacement and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Article 4 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: costs to obtain and maintain certification for Green Building Standards (excluding capital expenditure retrofitting or replacement costs to conform with certification requirements)]; water and sewer charges; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas and energy for the Building; waste disposal; recycling costs; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Building including management and/or administrative fees, subject to the limitations set forth below; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith; the cost to maintain the Building’s fire sprinklers and suppression systems and other life safety systems; and Insurance Costs. Expenses shall also include the amounts paid to subsidize the operation of any cafeterias or restaurants in Riverfront Office Park, however, if an amount for this item is included in the Base Year (Expenses) amount and subsequently during the Term the subsidy is reduced to below the amount included in the Base Year (Expenses) amount, the Base Year (Expenses) amount will be reduced accordingly. In addition, Landlord shall be entitled to recover, as additional rent (which Landlord may either include in Expenses or cause to be billed to Tenant along with Expenses and Taxes but as a separate item), Tenant’s Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses or enhance the environmental sustainability of the Property’s operations; and (ii) other capital expenses which are required under any Legal Requirements which were not applicable to the Building at the time it was constructed; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. Expenses shall not include Taxes, depreciation or amortization of the Building or equipment in the Building except as provided herein, loan principal payments, costs of alterations of tenants’ premises, leasing commissions, interest expenses on long-term borrowings or advertising costs, or any of the following excluded expenses:

Notwithstanding any provision to the contrary in this Lease, “Excluded Costs" shall be defined as (i) any mortgage charges (including interest, principal, points and fees, and ground rent); (ii) costs in connection with leasing space in the Building, including advertising, brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; (iii) salaries of executives and owners or other employees not directly employed in the management/operation of the Building; (iv) the cost of work done by Landlord for or on behalf of a particular tenant which is separately chargeable to such tenant; (v) the costs of any contributions made by Landlord to any tenant of the Building in connection with the build-out of its premises; (vi) franchise or income taxes imposed on Landlord; (vii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs if Tenant is separately metered or check metered including, without limitation, any Tenant Electricity as defined below; (viii) increases in premiums for insurance when such increase is caused solely by the use of the Building by any other tenant of the Building; (ix) omitted; (x) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xi) advertising and other fees and costs incurred in procuring tenants; (xii) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xiii) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xiv) costs incurred in connection with the sale, financing or refinancing of the Building; (xv) fines, interest and penalties incurred due to the late payment of Taxes or Expenses or Insurance Costs; (xvi) costs of any expansions of the Building; (xvii) amounts (exclusive of the management fee) paid to subsidiaries or affiliates of Landlord for goods and/or services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xviii) payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased, to the extent that such payments exceed the amount which could have been included in Expenses had Landlord purchased such equipment rather than leasing such equipment; (xix) charitable or political contributions; (xx) replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss; (xxi) costs associated with retail leases at the Building, if any, to the extent such cost would exceed that of an office tenant; (xxii) the cost of testing, remediation or removal, transportation or storage of Hazardous Materials in the Building or on the Lot required by Environmental Laws provided, however, the foregoing shall not prohibit the inclusion of expenses to test, remove or remediate materials (whether existing at the Building as of the date of this Lease or subsequently introduced to the Building) which are not as of the date of this Lease (or as of the date of the introduction) deemed to be Hazardous Materials under applicable Legal Requirements but which are subsequently deemed to be Hazardous Materials under applicable Legal Requirements, (xxiii) capital expenditures except as expressly permitted above in this Section 4.1.2, or (xxiv) costs to make improvements, alterations, additions or replacements to the Building which are required in order to render the same in compliance with Legal Requirements in effect as of the Commencement Date.

4.1.3Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. Taxes shall be determined without regard to any “green building” credit (except to the extent such credit results from improvements or alterations the cost of which are included in Expenses) and shall not include any corporate franchise, or estate, inheritance or net income tax, or documentary transfer tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to Article 2828.

4.1.4Insurance Costs: Any and all insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof.  Insurance Costs are included in Expenses.

4.2If in any Lease Year, (i) Expenses paid or incurred shall exceed Expenses paid or incurred in the Base Year (Expenses) and/or (ii) Taxes paid or incurred by Landlord in any Lease Year shall exceed the amount of such Taxes which became due and payable in the Base Year (Taxes), Tenant shall pay as additional rent for such Lease Year Tenant’s Proportionate Share of each such excess amount.

4.3The annual determination of Expenses shall be made by Landlord and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant may review, at Tenant’s sole cost and expense, the books and records supporting such determination (including, with regard only to the audit, if any, conducted for calendar year 2023, the book and records relating to the Base Year (Expenses), as relevant) in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within ninety (90) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. If Tenant fails to object to Landlord’s determination of Expenses within ninety (90) days after receipt, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that during all or any portion of any Lease Year or Base Year, the Building is not fully rented and occupied Landlord shall make an appropriate adjustment in occupancy-related Expenses for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year.

4.4Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Expenses and/or Taxes under Section 4.1, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.5When the above mentioned actual determination of Tenant’s liability for Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1If the total additional rent Tenant actually paid pursuant to Section 4.34.3 on account of Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.2If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference in cash. Tenant shall not be entitled to a credit by reason of actual Expenses and/or Taxes in any Lease Year being less than Expenses and/or Taxes in the Base Year (Expenses and/or Taxes).

4.6If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

5.SECURITY DEPOSIT.

5.1.1Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. If Tenant defaults beyond the expiration of applicable notice and cure periods with respect to any provision of this Lease, Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit.  Provided no default then exists by Tenant hereunder, the Security Deposit or any balance thereof shall be returned to Tenant no later than thirty (30) days after the later of (i) the Termination Date (as it may be extended), and (ii) the date Tenant and all Tenant Entities have vacated and surrendered the Premises to Landlord in the condition required under this Lease at such time after termination of this Lease when Landlord shall have determined that all of Tenant’s obligations under this Lease have been fulfilled. In the event of a transfer of Landlord’s interest in the Premises, Landlord shall have the right to transfer the Security Deposit to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Security Deposit to a new landlord.

5.1.2Provided that, as of the first (1st) anniversary of the Commencement Date (the “First Reduction Date”), (i) Tenant is not then in default under the Lease beyond applicable notice and cure periods (provided that such notice and cure periods shall not apply if Landlord is prohibited by bankruptcy or similar laws from delivering such notice of default), (ii) a default beyond applicable notice and cure periods has not previously occurred within the twelve (12) months immediately preceding the First Reduction Date, then the amount of the Security Deposit required under the Lease shall be reduced to $178,824.84. If Tenant satisfies the reduction conditions as of the First Reduction Date, Landlord shall, within thirty (30) days after Landlord’s receipt of written request from Tenant and Landlord’s confirmation that Tenant satisfied the reduction conditions, effect the return of the reduction amount of the Security Deposit in accordance with the immediately preceding sentence. Provided that, as of the second (2nd) anniversary of the Commencement Date (the “Second Reduction Date”), (i) Tenant is not then in default under the Lease beyond applicable notice and cure periods (provided that such notice and cure periods shall not apply if Landlord is prohibited by bankruptcy or similar laws from delivering such notice of default), (ii) a default beyond applicable notice and cure periods has not previously occurred within the twelve (12) months immediately preceding the Second Reduction Date, then the amount of the Security Deposit required under the Lease shall be reduced by $89,421.36. If Tenant satisfies the reduction conditions as of the Second Reduction Date, Landlord shall, within thirty (30) days after Landlord’s receipt of written request from Tenant and Landlord’s confirmation that Tenant satisfied the reduction conditions, effect the return of the reduction amount of the Security Deposit in accordance with the immediately preceding sentence.

6.ALTERATIONS.

6.1Except for those, if any, specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Building, (iii) do not affect or require modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems, and (iv) in aggregate do not cost more than $10.00 per rentable square foot of that portion of the Premises affected by the alterations in question. Notwithstanding the foregoing, provided Tenant gives Landlord ten (10) business days’ prior written notice of the anticipated start date of such alterations, Tenant may make alterations to the Premises without obtaining Landlord’s consent, so long as such alterations are purely cosmetic or decorative, including without limitation, recarpeting and repainting, and do not require the issuance of a governmental permit.

6.2In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant (to the extent the same requires Landlord’s consent), the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event (but not with regard to purely cosmetic changes) Landlord may charge Tenant a construction management fee not to exceed three percent (3%) of the hard cost of such work to cover its overhead as it relates to such proposed work, plus third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof, with all such amounts being due five (5) business days after Landlord’s demand.

6.3All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all Regulations and with Landlord’s Building construction standards (if any) from time to time to the extent applicable (which standards shall be made available to Tenant by Landlord’s Building manager upon request). Tenant shall use Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, and, in the event that the cost of the alterations is budgeted to exceed $100,000.00, surety company performance bonds and/or funded construction escrows. In addition, to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens, Tenant shall deliver to Landlord final, unconditional waivers of lien for all alterations, additions or improvements promptly following completion thereof. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

7.REPAIR.

7.1Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Section 2.1 and Exhibit B if attached to this Lease and except that Landlord shall repair and maintain in good working condition the structural portions of the Building, including, without limitation, the roof, floor slabs, exterior walls, exterior window frames and glass, base Building systems serving tenants in general including, without limitation, the security, basic plumbing, air conditioning, ventilation, life safety generator, sewer, heating, sprinkler, fire safety, mechanical and electrical systems installed or furnished by Landlord or serving the common areas and facilities or the Building tenants generally. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them, except as set forth in the punch list to be delivered pursuant to Section 2.1; provided, however, the foregoing shall in no way diminish Landlord’s ongoing repair and maintenance obligations under this Lease. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.

7.2Tenant shall, at all times during the Term, keep the Premises in good condition and repair excepting damage by fire, or other casualty, and in compliance with all applicable Legal Requirements, promptly complying with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense; provided however that Tenant shall not be required to make structural changes to the Premises or the common areas serving the Premises to correct any violations of Legal Requirements existing as of the date of delivery of the Premises to Tenant, and Landlord shall remain obligated to correct any such violations. Repair and maintenance work shall be undertaken in compliance with Landlord’s Building construction standards (if any) from time to time to the extent applicable (which standards shall be made available to Tenant by Landlord’s Building manager upon request).

7.3Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.4Except as provided in Article 22, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. In taking any such action, Landlord shall use reasonable efforts not to interfere with the normal conduct of Tenant’s business. Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

8.LIENS. Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within ten (10) days following the receipt of written notice of the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within five (5) business days of Landlord’s demand .

9.ASSIGNMENT AND SUBLETTING.

9.1Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least sixty (60) days but no more than one hundred twenty (120) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.  Landlord shall respond to a request for consent to a proposed sublease or assignment within thirty (30) days after Tenant’s submission to Landlord of the required items set forth in the immediately preceding sentence.

9.2Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

9.3In addition to Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. However, if Tenant notifies Landlord, within five (5) business days after receipt of Landlord’s termination notice, that Tenant is rescinding its proposed assignment or sublease, the termination notice shall be void and the Lease shall continue in full force and effect. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Premises, the rent to be paid from time to time during the unexpired Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Premises shall be less than that of the Premises as of the date immediately prior to such recapture. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligations which may be due and owing to Tenant’s broker as a result of the termination of this Lease due to Landlord’s exercise of its recapture right, provided, however, Tenant shall not be required to pay the broker commissions due to Landlord’s broker or the new tenant’s broker on account of Landlord’s actual releasing of the Premises following such recapture1.

9.4In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. The “Costs Component” is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions, reasonable attorneys’ fees, market free rent, and tenant improvements in connection with such sublease, assignment or other transfer.

9.5Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured default of Tenant or matter which will become a default of Tenant with passage of time unless cured, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation unless Landlord is unable to provide the amount of space required by such occupant; (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Building; (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) involve a material increase in personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Section 1.2; or (v) shall, in Landlord’s reasonable opinion, cause the Building or any part thereof to be in material non-compliance with Landlord’s sustainability practices and/or the “green building” certification or rating obtained, or in the process of being obtained by Landlord for the Building. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable.

1 Note that Tenant’s sublease commission agreement will most likely require that Tenant pay a commission to its broker as a result of the lease obligation forgiveness that results from a Landlord recapture. Tenant still needs to pay that commission.

9.6Upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee plus, on demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises (not to exceed $3,000 per consent request with respect to attorneys’ fees), regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

9.7If Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment.

9.8Notwithstanding anything herein to the contrary, Tenant may, without the requirement of obtaining Landlord’s consent and without constituting an assignment or sublease hereunder, assign this Lease or sublease any portion of the Premises to any entity which controls, is controlled by or under common control with Tenant (an “Affiliate”) or assign this Lease to any entity with or into which Tenant may merge or consolidate or to which Tenant may sell all or substantially all of its assets or equity interests, provided that all of the following conditions are satisfied: (a) there must not be an uncured Event of Default at the time of the Transfer; (b) the successor entity (or Tenant if Tenant is the surviving entity) shall have a net worth following the Transfer that is equal to or better than the net worth of Tenant during the 12 months immediately prior to the Transfer; and (c) Tenant must give Landlord written notice at least ten (10) business days before such Transfer; provided, however, that if the Transfer is subject to a nondisclosure or confidentiality agreement, then Tenant will notify Landlord within five (5) business days following the Transfer. A transfer that satisfies all of such conditions is a “Permitted Transfer.” Tenant’s notice to Landlord shall include information and documentation reasonably evidencing that the Transfer qualifies as a Permitted Transfer hereunder and that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. In the event that, at any time after a Permitted Transfer, the Affiliate to which the Permitted Transfer is made ceases to qualify as an Affiliate of Tenant, such event shall be deemed a Transfer that is subject to all of the provisions of Section 9 (unless such cessation or Transfer otherwise qualifies as a Permitted Transfer). Any right of Landlord to terminate this Lease or recapture the Premises, as set forth in Section 9.3, or receive any amounts set forth in Section 9.5 hereunder shall not apply to a Permitted Transfer.

10.INDEMNIFICATION. None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Subject to the provisions of Section 12 below, Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s actual or asserted failure to comply with any and all Regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination. To the fullest extent permitted by law, subject to the provisions of Section 12, and to the extent not resulting from any act, omission, negligence or willful misconduct of any of Tenant or any of the Tenant Entities, Landlord agrees to indemnify and save harmless Tenant from and against all claims of whatever nature by a third party to the extent arising from or claimed have arisen from any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in the Building after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such accident, injury or damage results or is claimed to have resulted from the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, equipment or other property or any leasehold improvements of Tenant or any of the Tenant Entities.

11.INSURANCE.

11.1Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000.00 per occurrence and not less than $2,000,000.00 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income.

11.2The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

11.3Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

11.4Landlord agrees to maintain in full force and effect, at all times during the Term of this Lease, (i) property damage insurance covering the Building and Landlord’s property in amounts of coverage as is required by any institutional mortgagee of the Building or, if there is no institutional mortgagee of the Building, then in amounts of coverage as may from time to time be carried by reasonably prudent owners of comparable buildings in Cambridge, Massachusetts; and (ii) commercial general liability insurance with respect to the Building in an amount not less than amounts required to be carried by Tenant under this Lease for such liability coverage. Landlord may satisfy such insurance requirements by including the Property in a so called “blanket” insurance policy.

12.WAIVER OF SUBROGATION. Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured (or required to be insured pursuant to this Lease) by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

13.SERVICES AND UTILITIES.

13.1Provided Tenant shall not be in default under this Lease, and subject to the other provisions of this Lease, Landlord agrees to furnish to the Premises during Building Business Hours (specified on the Reference Pages) on generally recognized business days (but exclusive in any event of Sundays and Massachusetts holidays), the following services and utilities subject to the rules and regulations of the Building prescribed from time to time: (a) water suitable for normal office use of the Premises; (b) heat and air conditioning required in Landlord’s reasonable judgment for the use and occupation of the Premises during Building Business Hours; (c) nightly janitorial service; (d) passenger elevator service by non-attended automatic elevators; and, (e) equipment to bring to the Premises electricity for lighting, convenience outlets and other normal office use.  Tenant, at Tenant’s expense, shall purchase, install and replace all light fixtures, bulbs, tubes, lamps, lenses, globes, ballasts and switches used in the Premises. Subject to prior scheduling per Landlord’s rules and requirements, Tenant will have the right to access and use of the loading docks and freight elevators.

The Premises is separately metered for electrical usage. Tenant shall obtain and pay for its electricity directly from the electric utility servicing the Building. Landlord shall maintain such metering equipment in good order, condition and repair as part of Expenses.

Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Building with electricity unless due to the act or omission of Landlord. Tenant’s use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises, which capacity is four (4) watts per usable square foot for Tenant receptacles and equipment use and Tenant lighting. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building electrical services, Tenant shall give notice to Landlord and obtain Landlord’s prior written consent whenever Tenant shall connect to the Building electrical distribution system any major fixtures, appliances or equipment, except for standard office equipment, such as computers, copiers, printers, and server equipment. Any additional feeders or risers to supply Tenant’s electrical requirements in addition to those originally installed and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, at the sole cost and expense of Tenant, provided that such additional feeders and risers are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building. Tenant agrees that it will not make any significant alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld, conditioned or delayed, and will promptly advise Landlord of any alteration or addition to such electrical equipment and/or appliances.

Electricity costs for service supplied to the Building systems and common areas are included in Expenses. In the absence of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the foregoing, and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities.

13.2Should Tenant require any additional work or service, as described above, including services furnished outside ordinary business hours specified above, Landlord may, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but in no event at a charge less than Landlord’s actual cost plus overhead for such additional service and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service. The current charge for after-hours HVAC service, which is subject to change at any time, is specified on the Reference Pages.

13.3Wherever heat-generating machines or equipment (other than normal office equipment) are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system or Tenant allows occupancy of the Premises by more persons than the heating and air conditioning system is designed to accommodate, in either event whether with or without Landlord’s approval, Landlord reserves the right to install supplementary heating and/or air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord within five (5) days of Landlord’s demand and presentation of reasonable back-up documentation. In addition ,if applicable, Landlord may install and shall have access to the Premises to monitor a separate meter (or submeter) to determine the actual use of any utility in the Premises or any shared common area and may make available and share actual whole-project energy and water usage data as necessary to maintain the Building’s “green building” certification, if any. If there is no meter or submeter in the Premises or if Tenant is billed directly by a public utility, then, upon request, Tenant shall provide monthly utility usage to Landlord in electronic or paper format or provide permission for Landlord to request information regarding Tenant's utility usage directly from the utility company.

13.4Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises for normal office use, nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water.  Tenant shall not exceed an electrical load of four (4) watts per usable square feet (connected load) in the Premises (exclusive of base building HVAC service). If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises as normal office use, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay to Landlord within five (5) days of Landlord’s demand and presentation of reasonable back-up documentation, the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

13.5Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Subject to Landlord’s reasonable rules and regulations and the provisions of Articles 6 and 26, Tenant shall be entitled to the use of wiring (“Communications Wiring”) from the existing telecommunications nexus in the Building to the Premises, sufficient for normal general office use of the Premises. Tenant shall not install any additional Communications

Wiring, nor remove any Communications Wiring, without in each instance obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall in no event be liable for disruption in any service obtained by Tenant pursuant to this paragraph.

13.6Tenant covenants and agrees to (a) comply with applicable law regarding the collection, sorting, separation, and recycling of garbage, waste products, trash and other refuse at the Building (collectively, “trash”) and (b) to sort and separate its trash into separate recycling containers as required by law, or furnished by Landlord and located in the Premises pursuant to Landlord’s recycling policy for the Building. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law or pursuant to Landlord’s recycling policy, and to require Tenant to arrange for such collection at Tenant’s cost, utilizing a contractor reasonably satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this paragraph.

14.HOLDING OVER. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be One Hundred Fifty Percent (150%) of the amount of the Annual Rent for the last period prior to the date of such termination plus all Rent Adjustments under Article 4, prorated on a daily basis, and shall also pay all damages sustained by Landlord by reason of such retention, provided, however, Tenant shall not be obligated for any loss of, or damages payable to, a succeeding tenant unless such holdover exceeds one (1) month in duration. Except for the foregoing liability of Tenant for loss of or damages payable to a succeeding tenant, Tenant shall not be liable for any other consequential, special or indirect damages on account of such holdover.  In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15.SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, upon receipt of a written request from Tenant, Landlord will use its reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from any further mortgagee on such mortgagee’s then-standard form. Tenant covenants and agrees to execute and deliver within ten (10) days of Landlord’s request such further commercially reasonable instruments evidencing such subordination or superiority of this Lease as may be required by Landlord.

16.RULES AND REGULATIONS. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations. Landlord shall enforce the rules and regulations in a non-discriminatory manner.

17.REENTRY BY LANDLORD.

17.1Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers, mortgagees or, during the last twelve (12) months of the Lease Term, to prospective tenants, and to alter, improve or repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. Provided that Tenant shall at all times have reasonable access to the Premises, Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows (provided that the window lines of the Premises shall not be materially altered thereby), elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided, however, if Landlord changes the name and/or address of the Building, Landlord shall reimburse Tenant for any out-of-pocket costs incurred by Tenant in connection with replacing one month’s supply of business cards and stationary. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17.

17.2For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord’s demand and presentation of appropriate back-up documentation.

18.DEFAULT.

18.1Except as otherwise provided in Article 20, the following events shall each be deemed to be an “Event of Default” under this Lease:

18.1.1Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) business days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) business days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice.

18.1.2Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such thirty (30) day period, Tenant has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.

18.1.3Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

18.1.4Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.1.5A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

19.REMEDIES.

19.1Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

19.1.1Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

19.1.2Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

19.1.3Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of:  (a) an amount equal to the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation for reletting and for reletting itself; and (c) the cost of performing any other covenants which would have otherwise been performed by Tenant.

19.1.4Upon any termination of Tenant’s right to possession only without termination of the Lease:

19.1.4.1  Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

19.1.4.2 Landlord shall use commercially reasonable efforts to relet the Premises or portions thereof to the extent required by applicable law.  Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises or portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Premises, or a portion of the Premises or the entire Premises as a part of a larger area, and the right to change the character or use of the Premises.  In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord, within five (5) days of Landlord’s demand.  Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.

19.1.4.3 Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorney’s fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due.  Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

19.2Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days of Landlord’s demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.

19.3Tenant understands and agrees that in entering into this Lease, Landlord is relying upon receipt of all the Annual Rent and Monthly Installments of Rent to become due with respect to all the Premises originally leased hereunder over the full Initial Term of this Lease for amortization, including interest at the Amortization Rate.  For purposes hereof, the “Concession Amount” shall be defined as the aggregate of all amounts excused, waived or expended by Landlord as free rent under this Lease, under Exhibit B hereof for construction allowances, and for brokers’ commissions payable by reason of this Lease. Accordingly, Tenant agrees that if this Lease or Tenant’s right to possession of the Premises leased hereunder shall be terminated as of any date (“Default Termination Date”) prior to the expiration of the full Initial Term hereof by reason of a default of Tenant, there shall be due and owing to Landlord as of the day prior to the Default Termination Date, as rent in addition to all other amounts owed by Tenant as of such date, the amount (“Unamortized Amount”) of the Concession Amount determined as set forth below; provided, however, that in the event that such amounts are recovered by Landlord pursuant to any other provision of this Article 19, Landlord agrees that it shall not attempt to recover such amounts pursuant to this Section 19.3. For the purposes hereof, the Unamortized Amount shall be determined in the same manner as the remaining principal balance of a mortgage with interest at the Amortization Rate payable in level payments over the same length of time as from the effectuation of the Concession concerned to the end of the full Initial Term of this Lease would be determined.

19.4Notwithstanding anything to the contrary contained in this Lease, with respect to any legal proceedings or actions, if either party places the enforcement of this Lease or any part thereof in the hands of an attorney, or files suit upon the same, in any case, as a result of a breach by the other party of its covenants under this Lease, or if Landlord places the recovery of possession of the Premises in the hands of an attorney, the prevailing party in any such proceeding or action shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and disbursements, and court costs. As used herein, the term “prevailing party” shall mean the party who substantially prevails in the matter at issue including a party who dismisses an action for recovery hereunder in exchange for payment of sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. TENANT EXPRESSLY WAIVES ANY RIGHT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS LEASE.

19.5Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

19.6No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Event of Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default or of Landlord’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default.

19.7Intentionally Omitted.

19.8Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

20.TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

20.1.1.1 Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

20.1.1.2 Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

20.1.1.3 The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4 Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21.QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease.

22.CASUALTY

22.1In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred eighty (180) days following the commencement of restoration, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” if they are substantially in the condition which existed immediately before such damage, subject to changes required by Legal Requirements or changes elected by Landlord to areas exterior to the Premises.

22.2If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred eighty (180) days following the commencement of restoration, Landlord and Tenant shall each have the option of giving the other, at any time within thirty (30) days after Landlord’s notice of estimated restoration time, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

22.5Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term as the same may be extended, or for which sufficient insurance proceeds to fully cover the repair and restoration are not received by Landlord, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.6In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.

23.EMINENT DOMAIN. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term. For the sake of clarity, Tenant may pursue a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises or at the Building at Tenant’s expense and for relocation expenses, provided that such claim does not diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation. In the event of a termination of this Lease under the provisions of this Article, all Base Rent and Additional Rent paid in advance shall be apportioned and the unapplied portion shall be returned to Tenant as of the earlier of the date of such termination or transfer or the date title is vested in the condemnor or transferee.

24.SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and following such transfer Landlord shall be discharged from any further liability with regard to said security.

25.ESTOPPEL CERTIFICATES. Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate.

26.SURRENDER OF PREMISES.

26.1The parties shall arrange for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises.

26.2All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including, without limitation, carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, if Landlord elects to have Tenant remove an Alteration by notice given to Tenant at the time of approving Tenant’s plans for such Alteration (subject to the limitations set forth herein), Tenant shall, at Tenant’s sole cost, remove any Alterations so designated by Landlord’s notice, and repair any damage caused by its installation or removal. Notwithstanding anything contained herein to the contrary, in no event shall Tenant be obligated to remove Alterations comprised of standard office improvements, including without limitation carpeting, walls, interior walls, hallways, conference rooms, meeting or board rooms, or reception and kitchen areas. Tenant must, at Tenant’s sole cost and without further notice from Landlord, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, as well as all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, “Personalty”). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal. In lieu of requiring Tenant to remove Alterations and Personalty and repair the Premises as aforesaid, Landlord may, by written notice to Tenant delivered at least thirty (30) days before the Termination Date, require Tenant to pay to Landlord, as additional rent hereunder, the cost of such removal and repair in an amount reasonably estimated by Landlord with supporting documentation.

26.3All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term Upon the expiration or earlier termination of the Term, if Tenant has failed to repair and restore the Premises as specifically required by this Lease, Tenant shall pay to Landlord the amount, as reasonably estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

27.NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.

28.TAXES PAYABLE BY TENANT. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

29.RELOCATION OF TENANT. Landlord, at its sole expense, on at least sixty (60) days’ prior written notice and not more than once during the Term (and in no event during the final twelve (12) months of the Term), may require Tenant to move from the Premises to other space of comparable size and decor in order to permit Landlord to consolidate the space leased to Tenant with other adjoining space leased. In the event of any such relocation, (i) the relocation space will be on a floor no lower than the twelfth (12th) floor of the Building, (ii) the relocation space will be on the side of the Building facing the Charles River and in comparable configuration as the Premises, (iii) even if the relocation space is larger than the Premises, in no event will Tenant pay more Rent for the relocation space (including operating expenses and real estate taxes) than Tenant pays for the Premises, provided however that if rentable square footage of the relocation space is smaller than the existing Premises, Rent and Tenant’s Proportionate Share shall be recalculated accordingly and (iii) Landlord will pay all expenses of preparing and decorating the new premises so that they will be substantially similar to the Premises from which Tenant is moving, including the level and design of all materials and finishes, and Landlord will also pay the expense of moving and installing Tenant’s furniture, fixtures and equipment to the relocated premises. In the event of a relocation pursuant to the terms hereof, Tenant will have no removal or restoration obligations with regard to the existing premises or the relocation premises other than removal of Tenant’s furniture, equipment, trade fixtures and other personal property from both such locations. In such event this Lease and each and all of the terms and covenants and conditions hereof shall remain in full force and effect and thereupon be deemed applicable to such new space except that revised Reference Pages and a revised Exhibit A shall become part of this Lease and shall reflect the location of the new premises, subject to the limitations on Rent set forth herein.

30.DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several, provided however that Landlord acknowledges that the individual signing in his or her capacity as an officer of the corporate entity of Tenant shall have no personal liability hereunder. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, Landlord may adjust either or both figures if there is manifest error, addition or subtraction to the Building or any business park or complex of which the Building is a part. The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto. If the Building is part of a larger complex of structures, the term “Building” may include the entire complex, where appropriate (such as shared Expenses or Taxes) and subject to Landlord’s reasonable discretion.

31.TENANT’S AUTHORITY. If Tenant signs as a corporation, partnership, trust or other legal entity, Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

32.FINANCIAL STATEMENTS AND CREDIT REPORTS. At Landlord’s request, but not more than once in any twelve (12) month period, except with regard to a refinancing or sale of the Building, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

33.COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages.  Landlord shall be solely responsible to pay the brokers a commission pursuant to a separate agreement between the brokers and Landlord.

34.TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located.  Whenever a period of time is prescribed for the taking of an action by Landlord, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party.

35.SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

36.ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

37.EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease.

38.RECORDATION. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.

39.PARKING.

39.1During the initial Term of this Lease, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant, the number and type of parking passes as set forth on the Reference Page of this Lease. Notwithstanding the foregoing, Tenant shall have the right, upon notice to Landlord by not later than six (6) months following the date of this Lease, to initially subscribe for less than the full seven (7) parking spaces allotted to Tenant under this Lease and, in such event, to pay for only the number so requested. If Tenant initially elects to lease less than the entire seven (7) parking spaces allotted to Tenant under this Lease, Tenant’s right to re-subscribe for the remaining parking spaces shall be subject to Landlord having spaces available.  This right to park in the Building’s parking facilities (the “Parking Facility”) shall be on an unreserved, nonexclusive, first come, first served basis, for passenger-size automobiles and is subject to the following terms and conditions:

39.1.1Tenant shall pay to Landlord, or Landlord’s designated parking operator, the Building’s prevailing monthly parking charges (currently $375 per space per month, subject to increase), without deduction or offset, on the first day of each month during the Term of this Lease.  The initial charges are specified on the Reference Page. Landlord will notify Tenant upon not less than thirty (30) days’ notice of any increases in the monthly parking charges prior to billing Tenant any increases. No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant.

39.1.2Tenant shall at all times abide by and shall cause each of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) to abide by any rules and regulations (“Rules”) for use of the Parking Facility that Landlord or Landlord’s garage operator reasonably establishes from time to time, and otherwise agrees to use the Parking Facility in a safe and lawful manner. Landlord reserves the right to adopt, modify and enforce the Rules governing the use of the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation. Landlord may refuse to permit any person who violates such Rules to park in the Parking Facility, and any violation of the Rules shall subject the car to removal from the Parking Facility.

39.1.3Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow Tenant’s Parties to park in any such assigned or reserved spaces. Tenant may validate visitor parking by such method as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control and, in the event any such closure results in the inability of Tenant to use any or all of Tenant’s parking passes in the Parking Facility, Tenant will not be obligated to pay the parking charges allocable the parking passes and days which Tenant is unable to use due to such closure.

39.1.4Tenant acknowledges that to the fullest extent permitted by law, Landlord shall have no liability for any damage to property or other items located in the parking areas of the Project (including without limitation, any loss or damage to tenant’s automobile or the contents thereof due to theft, vandalism or accident), nor for any personal injuries or death arising out of the use of the Parking Facility by Tenant or any Tenant’s Parties, whether or not such loss or damage results from Landlord’s active negligence or negligent omission. The limitation on Landlord’s liability under the preceding sentence shall not apply however to loss or damage arising directly from Landlord’s gross negligence or willful misconduct. Without limiting the foregoing, if Landlord arranges for the parking areas to be operated by an independent contractor not affiliated with Landlord, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Tenant and Tenant’s Parties each hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or any of Tenant’s Parties arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s Parties look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents.

39.1.5Tenant’s right to park as described in this Article and this Lease is exclusive to Tenant and shall not pass to any assignee or sublessee without the express written consent of Landlord. Such consent is at the sole discretion of the Landlord.

39.1.6In the event any surcharge or regulatory fee is at any time imposed by any governmental authority with reference to parking, Tenant shall (commencing after two (2) weeks’ notice to Tenant) pay, per parking pass, such surcharge or regulatory fee to Landlord in advance on the first day of each calendar month concurrently with the month installment of rent due under this Lease. Landlord will enforce any surcharge or fee in an equitable manner amongst the Building tenants.

39.2If Tenant violates any of the terms and conditions of this Article, the operator of the Parking Facility shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such violation, without liability therefore whatsoever. In addition, Landlord shall have the right to cancel Tenant’s right to use the Parking Facility pursuant to this Article upon ten (10) days’ written notice, unless within such ten (10) day period, Tenant cures such default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under this Lease.

40.LIMITATION OF LANDLORD’S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

41.EXTENSION OPTION. Tenant shall, provided the Lease is in full force and effect and there is no uncured Event of Default at the time of notification or commencement, have one (1) option to extend the Term of this Lease as to the entire Premises for a term of three (3) years (the “Extension Term”), on the same terms and conditions set forth in the Lease (“Tenant’s Extension Option”), except as modified by the terms, covenants and conditions as set forth below:

41.1If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is fifteen (15) months prior to the expiration of the then current Term of the Lease but no later than the date which is twelve (12) months prior to the expiration of the then current Term of this Lease. If Tenant fails to provide such notice, time being of the essence, Tenant shall have no further or additional right to extend or renew the term of the Lease.

41.2The Annual Rent and Monthly Installment in effect at the expiration of the then current term of the Lease shall be set for the Extension Term as hereinafter provided. The Annual Rent and Monthly Installment for the Extension Term shall be the then current fair market rental for comparable space in the Building and in similar buildings in the East Cambridge submarket as of the date the applicable Extension Term is to commence, taking into account the specific provisions of the Lease which will remain constant. Landlord shall advise Tenant of Landlord’s determination of the new Annual Rent and Monthly Installment for the Premises no later than thirty (30) days after receipt of Tenant’s notice of exercise of Tenant’s Extension Option. Said notification of the new Annual Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the extension term. If, on or before the date which is 270 days prior to the commencement of the applicable Extension Term, Tenant has not agreed with Landlord’s determination of the new Annual Rent after negotiating in good faith, either party may elect by notice (the “Arbitration Notice”) to the other party to have the new Annual Rent arbitrated as described as follows.

41.2.1  If either party sends the Arbitration Notice, then such new Annual Rent shall be determined as follows: Landlord and Tenant shall each appoint a qualified MAI appraiser doing business in the area and, in turn, those two (2) independent MAI appraisers shall appoint a third (3rd) MAI appraiser and the majority shall decide the new Annual Rent for the Premises as of the commencement of the applicable Extension Term, which determination shall be consistent with the second sentence of Section 41.2 above and shall be binding on Landlord and Tenant. Landlord and Tenant shall equally share in the expense of this appraisal.

41.2.2  A qualified MAI appraiser shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and life sciences space in the greater Cambridge, Massachusetts metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of office and life sciences space in the greater Cambridge, Massachusetts metropolitan area; (ii) devoting substantially all of his or her time to professional appraisal or brokerage work, as applicable, at the time of appointment; and (iii) shall be in all respects impartial and disinterested.

41.3The option to extend the Term for the Extension Term is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to extend the Term of this Lease shall be “personal” to the originally-named Tenant as set forth above and any assignee that is a Permitted Transferee, and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to extend.

42.OFFER SPACE OPTION.

42.1As used herein, “Offer Space” means the approximately 12,038 rentable square feet on the sixteenth (16th) floor of the Building and designated as Suite 1210, as and when Landlord reasonably determines that the same will become available for lease to third parties and subject to the rights of any Superior Occupant (as hereinafter defined).

(a)Subject to the terms of this Section 42 (including, without limitation, this Section 42.1(a), which limits Landlord's obligation to give an Offer Notice and Section 42.1(b), which limits Tenant's rights to exercise the Offer Space Option), if at any time prior to March 31, 2023, the Offer Space becomes available for lease and Landlord receives a request for proposal from a third party to lease the Offer Space for a term that extends beyond March 31, 2023, Landlord shall not lease the Offer Space to such third party without first offering the Offer Space to Tenant as provided in this Section 42.1.  Provided that (i) the Tenant under this Lease is the original named Tenant, Repare Therapeutics USA, Inc. or a Permitted Transferee in accordance with Article 9 (the “Original Tenant”), (ii) this Lease shall not have been terminated, (iii) Tenant is not then in default beyond any applicable notice and cure period under this Lease, and (iv) Tenant shall physically occupy at least eighty percent (80%) of the rentable square footage of the Premises (the foregoing conditions, the “ROFO Conditions”), Landlord shall give such offer to Tenant to lease the Offer Space in a notice (an “Offer Notice”), specifying (A) the date or estimated date that such Offer Space (or the applicable portion thereof) has or shall become available (the “Anticipated Inclusion Date”) and (B) the terms on which Landlord is willing to lease the Offer Space to Tenant and the terms on which Tenant will lease the existing Premises following the initial Termination Date (as defined in the Reference Pages of this Lease) through the New Expiration Date (as hereinafter defined), which shall reflect Landlord’s good faith determination of market rent and market concessions.   Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Section 42 is subordinate to the rights of all Superior Occupants.

(b)Provided that the ROFO Conditions are satisfied, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is ten (10) business days after the giving of the Offer Notice (time being of the essence with respect to the giving of an Acceptance Notice) to include the Offer Space set forth in the Offer Notice in the Premises, it being understood and agreed that in no event shall Tenant have the option to include in the Premises less than the entire Offer Space described in the Offer Notice.

(c)If Tenant timely delivers the Acceptance Notice, then, the Initial Term of this Lease for the existing Premises will be extended to March 31, 2028 (the “New Expiration Date”) upon the terms set forth in the Offer Notice and on the date on which Landlord delivers vacant possession of the Offer Space described in the Offer Notice to Tenant (the “Offer Space Inclusion Date”), such Offer Space shall become part of the Premises upon all of the terms and conditions set forth in this Lease, except that: (i) Annual Rent for such Offer Space shall be equal to Annual Rent set forth in the Offer Notice, (ii) Tenant’s Proportionate Share with respect to such Offer Space shall be a fraction the numerator of which shall be the rentable square feet of such Offer Space and the denominator of which shall be the rentable square feet of the Building (it being agreed that such fraction shall be expressed as a percentage calculated to the nearest hundredth of a percent), (iii) Tenant shall have the right to lease an additional six (6) parking spaces upon the terms and conditions set forth in Section 39 of this Lease, (iv) Landlord shall not be required to perform any work, pay a Landlord’s contribution or a work allowance or any other amount, or render any services to make the Building or such Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept such Offer Space in its “as is” condition on the Offer Space Inclusion Date, and (v) the term of the lease of such Offer Space shall expire on March 31, 2028 (the “New Expiration Date”). The extension of the Term of this Lease pursuant to this Section 42 shall not have any effect on Tenant’s Extension Option under Section 42 which shall remain in full force and effect following such extension of the Term for the entire Premises.

(d)If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the Anticipated Inclusion Date, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired.

(e)If Tenant fails to timely give an Acceptance Notice or declines Landlord’s offer to lease any Offer Space, then (i) Landlord may enter into one or more leases of the Offer Space or any portion thereof with third parties on such terms and conditions as Landlord shall determine in its sole and absolute discretion (whether or not such terms are more or less favorable than those offered to Tenant), (ii) the Offer Space Option shall be null and void and of no further force and effect and Landlord shall have no further obligation to offer any Offer Space to Tenant (Tenant’s Offer Space Option being a one-time right), and (iii) Tenant shall have forever waived and relinquished its rights to any Offer Space under this Section 42.1.  For the avoidance of doubt, Tenant’s Offer Space Option expires on March 31, 2023.

(f)Promptly after the occurrence of an Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, however, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Section 42.1.

(g)The rights granted to Tenant under this Section 42.1 are personal to the Original Tenant and may not be exercised by any assignee or subtenant of the Original Tenant other than an assignee pursuant to a Permitted Transfer.  For purposes of this Lease, the term “Superior Occupant” for purposes of this Section 42.1 shall mean (i) the existing tenant from time to time of the applicable Offer Space (including, without limitation, the tenant of what would otherwise constitute Offer Space pursuant to leases entered into as part of the initial lease up of any currently vacant Offer Space), and (ii) any person or entity to whom Landlord may have granted prior to the date of this Lease any written option, right of first offer, right of second offer, right of first refusal, expansion right or other right to lease or occupy any Offer Space in the Building. Tenant expressly acknowledges and agrees that Landlord shall have the right to negotiate with and to lease any Offer Space at any time to the Superior Occupant(s) or extend or renew the lease or occupancy of any Superior Occupant(s) (whether or not such rights are expressly granted by a lease or other written instrument and whether or not such right to renew or continue its term of occupancy is subsequently memorialized in a lease or written instrument) before Landlord will have any obligation to offer the applicable Offer Space to Tenant pursuant to this Section 42.1.

(k)The termination of this Lease during the Term shall also terminate and render void Tenant’s Offer Space Option and election(s) under this Section 42.1, and nothing contained in this Section 42.1 shall prevent Landlord from exercising any right granted to or reserved by Landlord in this Lease to terminate this Lease. Notwithstanding anything to the contrary contained in this Section 42.1, Landlord shall have the right, in its sole discretion, to waive any of the ROFO Conditions to Tenant’s right to receive an Offer Notice and/or the effectiveness of Tenant’s exercise of the Offer Space Option set forth in Sections 42.1(a) and (b) without thereby waiving any default by Tenant.

LANDLORD:			TENANT:
RREEF AMERICA REIT II CORP. PPP,			REPARE THERAPEUTICS USA, INC.,
a Maryland corporation			a Delaware corporation
By:	/s/ Gerald F. Ianetta		By:	/s/ Lloyd Segal
	Name:	Gerald F. Ianetta	Name:	Lloyd Segal
	Title:	Vice President	Title:	President & CEO
By:	/s/ David F. Crane
	Name:	David F. Crane
	Title:	Vice President

EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES

EXHIBIT A-1 – SITE PLAN

EXHIBIT A-2 – LEGAL DESCRIPTION OF THE LOT

attached to and made a part of Lease between

RREEF AMERICA REIT II CORP. PPP, as Landlord and REPARE THERAPEUTICS USA, INC., as

Tenant

Riverfront Office Park, 101 Main Street, Cambridge, Massachusetts 02142

A certain parcel of land in the City of Cambridge, Middlesex County, Massachusetts, bounded and described as follows:

SOUTHWESTERLY	at the intersection of Main Street and First Street, by four lines measuring 44.72 feet, 129.49 feet, 24.15 feet, and 41. I6 feet, respectively;
SOUTHERLY	by Main Street by a line measuring 404.86 feet;
WESTERLY	by Lot 1, by a line measuring 154.28 feet; and
NORTHERLY	by the Broad Canal, 594.60 feet.

Said parcel is shown as Lot 2 on a “Subdivision Plan of Land in Cambridge, Mass. (Middlesex County)”, dated April 24, 1981, and revised September 4, 1981, drawn by Boston Survey Consultants, and prepared for Darvel Realty Trust, recorded with Middlesex Southern District Registry of Deeds in Book 14412, Page 199.

EXHIBIT B – WORK LETTER

attached to and made a part of Lease between

RREEF AMERICA REIT II CORP. PPP, as Landlord and REPARE THERAPEUTICS USA, INC., as

Tenant

Riverfront Office Park, 101 Main Street, Cambridge, Massachusetts 02142

1.Conflicts; Terms.

As used in this Exhibit B and elsewhere in this Lease to which this Exhibit B is annexed, the following terms shall have the meanings indicated:

(i)“Long Lead Work” shall mean any item which is not a stock item and must be specifically or custom manufactured, fabricated or installed, or is of such an unusual, delicate or fragile nature that there is substantial risk that (x) there will be a delay in its manufacture, fabrication, delivery or installation or (y) after delivery, such item will need to be reshipped or repaired so that the item in question would delay the completion of standard items even though the items of Long Lead Work in question are ordered together with the other items required and are installed in the sequence in which such items are normally installed.

(ii)“Tenant Delay” shall mean any actual delay in the design, performance or progress of the Tenant Improvements and which cannot reasonably be mitigated by Landlord at no additional cost to Landlord in good faith, using reasonable diligence, through re-coordination of Landlord’s work forces and such delay results from any of the following:

(a)Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative, including, without limitation, Tenant’s failure to timely provide all responses to requests for information or plan approvals to Landlord within the applicable time period set forth in this Work Letter;

(b)Tenant’s failure to timely pay the Tenant’s Contribution in accordance with Section 3D of this Work Letter;

(c)Any delay due to Long Lead Work or materials, finishes, fixtures or installations which have a delivery date that does not allow for sufficient time for installation prior to the date on which the Tenant Improvements would have been Substantially Completed but for the installation of such materials, finishes, fixtures or installations;

(d)Any delay due to Tenant Changes;

(e)any delay due to “value engineering” after the Authorization to Proceed Date;

(f)any delay in the completion of any work or installations (including tel/data cabling) for which Tenant or its agents, employees, or contractors may be responsible; or

(g)Any other delays caused by Tenant, Tenant’s contractors, architects, engineers, or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

(iii)“Tenant’s Construction Representative” shall mean Lindsay Flood (lflood@reparerx.com) or Ted Finnerty (ted.finnerty@lmp.com); provided, however, that Tenant can change or replace any Tenant’s Construction Representative by delivering written notice to Landlord.

(iv)“Landlord’s Construction Representative” shall mean Joe DiFraia; provided, however, that Landlord can change or replace any Landlord’s Construction Representative by delivering written notice to Tenant.

(v)“Tenant Improvements” As defined in Section 2 below.

(vi)“Final Plans” shall mean Initial Plans as revised (if applicable) and finally approved by Landlord and Tenant in accordance with this Work Letter.

2.Approval of Plans and Specifications.  A design development plan (the “DD Plan”) and Basis of Design (the “BOD”) is attached hereto and made a part hereof as Schedule B-1.  Landlord and Tenant hereby approve the DD Plan and the BOD.  Tenant shall, by not later than July 1, 2021 (the “Tenant Plans Date”), cause Tenant’s architect (“Architect”) to convert the DD Plan into a complete set of construction drawings (collectively the “Initial Plans”) which conform to all applicable laws, regulations, rules, ordinances and codes and in suitable form for filing an application for a building permit with the City of Cambridge.   Landlord shall review and either approve or disapprove of the Initial Plans in writing within ten (10) Business Days of its receipt of the Initial Plans.  If Landlord disapproves of the Plans, it shall provide detailed and specific reasons for such disapproval.  Tenant shall promptly cause Landlord’s comments or objections to be addressed in and incorporated into the next submitted set of the Initial Plans due from Tenant under this Work Letter or, with respect to the Final Plans, Tenant shall have the Final Plans revised by its architect to incorporate all reasonable objections and conditions presented by Landlord and resubmitted to Landlord within five (5) business days following receipt.  This procedure shall continue until the Initial Plans are approved by both parties as the “Final Plans.” Landlord and Tenant shall use their good faith and reasonable efforts to agree upon the Final Plans as soon as reasonably practicable. The tenant improvement work described in the Final Plans is hereinafter referred to as the “Tenant Improvements”. If the Final Plans have not been approved by August 1, 2021, except only if due to a failure of Landlord to respond to Tenant’s submissions of the plans within the time periods set forth in this Exhibit B, then such failure shall constitute a Tenant Delay.

Tenant shall respond to any written request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with the Tenant Improvements within two (2) business days of Tenant’s receipt of such written request.  In addition, Tenant shall, within two (2) business days after receipt thereof from Landlord, execute and deliver to Landlord any affidavits and documentation required in order to obtain all permits and approvals necessary for Landlord to commence and complete the Tenant Improvements on a timely basis.

3.Performance of the Tenant Improvements; Cost of the Tenant Improvements.

A.Subject to the provisions of this Exhibit B and other applicable provisions of this Lease, promptly following Landlord’s approval of the Final Plans, Landlord shall, in a good and workmanlike manner and in compliance with applicable laws existing as of the date of execution and delivery of this Lease by Landlord and Tenant, perform the Tenant Improvements, provided, however, that the Tenant Improvements shall not include and Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring and furnishing or installing any furniture, trade fixtures, and/or personal property of Tenant. Landlord will provide Tenant with at least ten (10) Business Days prior notice (which notice may be provided to Tenant’s Construction Representative by email or at any of the weekly construction meetings attended by Tenant’s Construction Representative) of the date that walls and ceilings will be installed in the Premises and Tenant will have the right to exercise its access rights under Section 4 of this Work Letter subject to and upon the terms and conditions of such Section 4, provided, however, Landlord shall not be obligated or required to postpone any of the Tenant Improvements, including the closing of walls and ceilings, in order to accommodate Tenant’s contractor or vendor installing any of Tenant’s cabling, wiring and other installations.

B.Landlord shall  perform  the   Tenant  Improvements  using  materials,  finishes  and specifications adopted by Landlord as a standard for the Building, except as Landlord and Tenant may have otherwise expressly agreed in writing in accordance with the provisions of this Exhibit B.   Landlord may, in Landlord’s reasonable discretion, substitute other materials, fixtures or installations for those set forth in the Final Plans, provided that such substitute materials, fixtures or installations are of equal or better quality and do not increase the total costs of the Tenant Improvements by any material amount. Landlord will endeavor to notify Tenant in advance of or within a reasonable time after the substitution.  Landlord shall provide a reasonably detailed construction schedule (the “Construction Schedule”) promptly following approval of the Final Plans for the Tenant Improvements, and at such time shall also identify and notify Tenant of any items contained in the Final Plans which Landlord’s general contractor has notified Landlord will or may constitute Long Lead Work.  Landlord will give to Tenant Landlord’s good faith estimate of the period(s) of any delay which would be caused by any Long Lead Work. On or before the Authorization to Proceed Date, as hereinafter defined, TIME BEING OF THE ESSENCE, Tenant shall have the right to either (a) submit revisions to the Final Plans to eliminate any such Long Lead Work or (b)

authorize Landlord to construct the Tenant Improvements in accordance with the approved Final Plans including any such Long Lead Work.  Tenant acknowledges that certain materials and equipment selected by Tenant may still constitute Long Lead Work (and thus be a Tenant Delay) even if not identified in advance by Landlord’s general contractor and Tenant approved Long Lead Work may still delay completion of the Landlord’s Expansion Premises Work and thus result in a Tenant Delay even if Tenant does authorize them on or before the expiration of the Authorization to Proceed Date.  Any delay incurred by Landlord which results from any redesign of the Final Plans to address Long Lead Work after a request from Tenant shall constitute a Tenant Delay and Landlord agrees to give Tenant reasonable advance notice of the estimated length of such delay with Landlord’s response to the Tenant Change (as hereinafter defined).

C.If Tenant shall request in writing (a “Tenant Change Request”) any change in the scope of work from that set forth in the Initial Plans, or any upgrading, substitution or variance of materials or fixtures from Building standard materials and fixtures or any improvement or work in substitution for, in addition to or in excess of the work which is set forth in the Final Plans as initially approved by Landlord and Tenant, the same shall be supplied and/or performed by Landlord at Tenant’s sole expense (subject to application of the TI Allowance), provided that (a) all materials required by such Tenant Change Request shall be obtainable by Landlord through ordinary sources no later than the date on which Landlord would have obtained the Building standard materials (or such other materials as may have been specified in the  Final Plans) and do not constitute Long Lead Work, and (b) Landlord shall have approved such Tenant Change Request.  Is so approved, such Tenant Change Request shall constitute a “Tenant Change.” Landlord agrees to respond to any such Tenant Change Request within such time as is reasonably necessary (taking into consideration the information contained in such Tenant Change Request) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs associated with such Tenant Change Request, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Expansion Premises Work if the Tenant Change is made pursuant thereto.  The entire cost attributable to such Tenant Change (including labor, materials, professional fees to revise or review the Final Plans in excess of the fees that would have been incurred had such Tenant Change not been made, and restocking fees, if any) plus a sum equal to three percent (3%) of such additional costs as a construction management fee to Landlord shall be included in the Work Costs.  Landlord shall have no obligation to perform any Tenant Change unless the same shall have been authorized in writing by Tenant’s Construction Representative. Tenant acknowledges that any Tenant Change may cause a Tenant Delay.

D.(i)Landlord shall perform the Tenant Improvements at Tenant’s sole cost and expense, except that Landlord shall contribute to the Work Cost (defined below) up to One Hundred Sixty-Nine Thousand Six Hundred Eighty and 00/100 Dollars ($169,680.00) (the “TI Allowance”) towards the costs incurred by Landlord to perform the Tenant Improvements.

(ii)If the Work Cost shall be more than the TI Allowance, Tenant shall pay the excess (“Tenant’s Contribution”) of (a) the Work Cost over (b) the TI Allowance to Landlord in accordance with the provisions of this Section 3D.  The “Work Cost” shall mean the Contract Price (defined below) and all other reasonable costs and expenses incurred by Landlord in connection with the performance of the Tenant Improvements, including, without limitation, (1) all filing fees, code consultants’ fees and other costs and expenses incurred to obtain all permits for and final approvals of Landlord’s Expansion Premises Work, (2) the cost of any Building utilities or other Building systems utilized during the performance of Landlord’s Expansion Premises Work, (3) a management and supervision fee payable by Tenant to Landlord (which may be deducted by Landlord from the TI Allowance) in the amount of three percent (3%) of the total hard costs for the Tenant Improvements, and (4) the cost of providing Building staff necessary to provide Building services and oversight and coordination (including, without limitation, freight elevator operators, security guards for after hours’ use of the loading docks and Building engineers and staff for any after hours’ work) and security personnel charges.  Tenant shall be responsible for all costs of Tenant’s Architect and other design professionals retained by Tenant to prepare the DD Plans, the Initial Plans and the Final Plans, except that Tenant may requisition up to 20% of the TI Allowance towards Tenant’s architectural, engineering, project management fees, telephone/data and other soft costs associated with Tenant’s Work.  For purposes hereof, the “Contract Price” shall mean all costs, fees and other amounts payable by Landlord under its agreement with the general contractor retained to perform the Tenant Improvements.

(iii)Landlord shall retain Sienna Construction as the general contractor for the performance of the Tenant Improvements and shall cause such general contractor to provide Tenant with a pricing estimate (the “Pricing Estimate”) for the Work Costs in a timely manner following final approval of the Final Plans. Tenant shall approve the Pricing Estimate and authorize Landlord to proceed with the performance of the Tenant Improvements in writing within three (3) business days after Landlord’s delivery thereof (the “Authorization to Proceed Date”) and Landlord shall have no obligation to commence to perform the Tenant Improvements until Tenant shall have given such written approval and authorization. The Tenant Improvements shall be performed on an open book basis pursuant to a fixed price contract.

(iv)After application of the TI Allowance, Landlord may invoice Tenant monthly (together with copies of invoices from the general contractor) for the Tenant Contribution and Tenant shall pay the Tenant Contribution requisitioned by Landlord within twenty (20) days following receipt.  If Tenant shall fail to pay all or any portion of Tenant’s Contribution when due, such failure shall constitute a Tenant Delay and, in addition to any and all other rights and remedies which Landlord may have under the Lease or at law or in equity, Landlord shall have the right, at Landlord’s option, to cease to perform the Tenant Improvements and to withhold any further funding of the TI Allowance pending Tenant’s payment of such Tenant Contribution and any such cessation and/or withholding by Landlord shall not be deemed a delay or default by Landlord under this Lease.

4.Substantial Completion of Landlord’s Expansion Premises Work; Punch List.

A.Landlord shall deliver possession of the Premises to Tenant when Landlord shall have Substantially Completed the Tenant Improvements, subject to Landlord’s right to enter the Premises to finally complete any punch list items.   The Tenant Improvements shall be deemed “Substantially Completed” on the date that the Tenant Improvements is complete, subject only to “punch list items” and permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the Premises, unless the failure to obtain such permission is due to a Tenant Delay or a requirement for Tenant’s installation of furniture, fixtures or equipment prior to the issuance of such permission.  The term “punch list items” shall mean details of construction, decoration and mechanical adjustment which can be completed after occupancy has been taken of the Premises without causing substantial interference with Tenant’s use of the Premises.

B.If Landlord shall be delayed in the Substantial Completion of the Tenant Improvements as the result of any Tenant Delay, then the Tenant Improvements shall be deemed “Substantially Complete” on such earlier date as it would have been substantially completed but for such Tenant Delay(s).

C.Landlord shall permit Tenant access for installing Tenant’s furniture, trade fixtures and tel/data wiring in portions of the Premises prior to the applicable Substantial Completion date of the Tenant Improvements when it can be done without material interference with remaining work and with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Rent and additional rent) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

5.Additional Costs. Tenant shall pay to Landlord, within ten (10) days after demand, as additional rent, any additional costs incurred by Landlord in completing the Tenant Improvements arising from any Tenant Delay which Landlord would not have incurred had such Tenant Delay not occurred.

SCHEDULE  B-1

DD PLANS AND BOD

EXHIBIT C – COMMENCEMENT DATE MEMORANDUM

attached to and made a part of Lease between

RREEF AMERICA REIT II CORP. PPP, as Landlord and REPARE THERAPEUTICS USA, INC., as

Tenant

Riverfront Office Park, 101 Main Street, Cambridge, Massachusetts 02142

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM, made as of __________, 20__, by and between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”) and______, a ________________(“Tenant”).

Recitals:

A.Landlord and Tenant are parties to that certain Lease, dated for reference ______________ (the “Lease”) for certain premises (the “Premises”) consisting of approximately _____ square feet at the building commonly known as One Main Street, Cambridge, Massachusetts.

B.Tenant is in possession of the Premises and the Term of the Lease has commenced.

C.Landlord and Tenant desire to enter into this Memorandum confirming the Commencement Date, the Termination Date and other matters under the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.The actual Commencement Date is ________________.

2.The actual Termination Date is ____________________.

3.The schedule of the Annual Rent and the Monthly Installment of Rent set forth on the Reference Pages is deleted in its entirety, and the following is substituted therefor:

[insert rent schedule]

4.Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:		TENANT:
RREEF AMERICA REIT II CORP. PPP, a Maryland		________________, a
corporation
By:	SAMPLE -- DO NOT EXECUTE	By:	SAMPLE -- DO NOT EXECUTE
Name:	Dave Crane	Name:
Title:	Vice President	Title:
Dated:	, 20__	Dated:	, 20__
By:	SAMPLE -- DO NOT EXECUTE
Name:
Title:
Dated:

EXHIBIT D – RULES AND REGULATIONS

attached to and made a part of Lease between

RREEF AMERICA REIT II CORP. PPP, as Landlord and REPARE THERAPEUTICS USA, INC., as

Tenant

Riverfront Office Park, 101 Main Street, Cambridge, Massachusetts 02142

1.No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building (other than inside of the Premises, provided the same is not visible from the exterior of the Building) without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at Tenant’s expense by a vendor designated or approved by Landlord. In addition, Landlord reserves the right to change from time to time the format of the signs or lettering and to require previously approved signs or lettering to be appropriately altered.

2.If Landlord objects in writing to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises (other than those existing in the Premises upon delivery of the Premises to Tenant), Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything or allow anything to be placed against or near any glass partitions or doors or windows which may appear unsightly, in the opinion of Landlord, from outside the Premises.

3.Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, or stairways of the Building. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building.

4.Any directory of the Building, if provided, will be exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names. Landlord shall pay for Tenant’s initial directory listing but reserves the right to charge for any subsequent change in Tenant’s directory listing.

5.All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor or any other employee or any other person.

6.The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed. No foreign substance of any kind whatsoever shall be thrown into any of them, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

7.Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord. Tenant will comply with any and all recycling procedures designated by Landlord.

8.Landlord will furnish Tenant two (2) keys free of charge to each door in the Premises that has a passage way lock. Landlord may charge Tenant a reasonable amount for any additional keys, and Tenant shall not make or have made additional keys on its own. Tenant shall not alter any lock or install a new or additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

9.If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord.

10.No equipment, materials, furniture, packages, bulk supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. The persons employed to move such equipment or materials in or out of the Building must be acceptable to Landlord.

11.Tenant shall not place a load upon any floor which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Heavy objects shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building to such a degree as to be objectionable to Landlord or to any tenants shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

12.Landlord shall in all cases retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation or interests of the Building and its tenants, provided that nothing contained in this rule shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.

13.Tenant shall not use any method of heating or air conditioning other than that supplied or approved in writing by Landlord. Tenant shall not permit space heaters in the Premises.  Any other space conditioning equipment that is placed in the Premises for the purpose of increasing comfort to occupants shall be operated on sensors or timers that limit operation of equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.

14.Tenant shall not waste electricity, water or air conditioning. Tenant shall keep corridor doors closed. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

15.Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, and which consent may in any event be conditioned upon Tenant’s execution of Landlord’s standard form of license agreement. Tenant shall be responsible for any interference caused by such installation.

16.Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork, plaster, or drywall (except for pictures, tackboards and similar office uses) or in any way deface the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

17.Tenant shall not install, maintain or operate upon the Premises any vending machine without Landlord’s prior written consent, except that Tenant may install food and drink vending machines solely for the convenience of its employees.

18.No cooking shall be done or permitted by any tenant on the Premises, except that Underwriters’ Laboratory approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted provided that such equipment and use is in accordance with all applicable Regulations.

19.Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with the rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

20.Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed in any parking lot.

21.Tenant shall not use the name of the Building or any photograph or likeness of the Building in connection with or in promoting or advertising Tenant’s business, except that Tenant may include the Building name in Tenant’s address. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building, provided however that Landlord shall reimburse Tenant for any out-of-pocket costs incurred by Tenant to replace one (1) month’s supply of business cards and stationery.

22.Tenant requests for services must be submitted to the Building office by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

23.Tenant shall not permit smoking or carrying of lighted cigarettes or cigars other than in areas designated by Landlord as smoking areas.

24.Canvassing, soliciting, distribution of handbills or any other written material in the Building is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any good or merchandise in the Building without the written consent of Landlord.

25.Tenant shall reasonably comply with Landlord's recycle policy for the Building, including, without limitation, Tenant shall sort and separate its trash into separate recycling containers as required by law or which may be furnished by Landlord and located in the Premises. Tenant shall comply with all Regulations regarding the collection, sorting, separation, and recycling of garbage, waste products, trash and other refuse at the Building. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law or pursuant to Landlord's recycling policy, and to require Tenant to arrange for such collection at Tenant's cost, utilizing a contractor reasonably satisfactory to Landlord.

26.Tenant acknowledges that the Building, at Landlord’s option, may be operated in accordance with standards for the certification of environmentally sustainable, high performance buildings or aspects of their performance, including the U.S. EPA’s Energy Star® rating and, U.S. Green Building Council’s Leadership in Energy and Environmental Design program’s standards, as the same are amended or replaced from time to time and similar “green building” standards (hereinafter collectively referred to as “Green Building Standards”). References in this Lease to “Landlord’s sustainability practices” shall mean such policies and procedures as are adopted by Landlord from time to time to obtain and maintain “green building” certification pursuant to the applicable Green Building Standard selected by Landlord for the Building. To support Landlord’s sustainability practices, Tenant is encouraged to use reasonable efforts to use proven energy, water carbon reduction, and other sustainable measures, such as for example using energy efficient bulbs in task lighting, installing lighting controls, such as automatic sensors; turning off lights at the end of the work day; and utilizing water filtration systems to avoid the use of bottled water. Tenant is referred to the green building practices in the attached Exhibit D-1 as benchmark recommendations by Landlord for the benefit of tenants in the Building and Tenant agrees to cooperate and participate whenever feasible.

27.Tenant shall not permit any animals (including birds and other fowl), reptiles, amphibians or fish (including fish tanks), other than service animals, e.g. seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the Building.

28.These Rules and Regulations are in addition to, and shall not be construed to in any way to modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building. Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner.

29.Landlord reserves the right to make such other reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional reasonable rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT D-1 – GREEN BUILDING PRACTICES

attached to and made a part of Lease between

RREEF AMERICA REIT II CORP. PPP, as Landlord and REPARE THERAPEUTICS USA, INC., as

Tenant

Riverfront Office Park, 101 Main Street, Cambridge, Massachusetts 02142

The Building employs green building operations and maintenance practices. Landlord’s goal is to provide the tenants of the Building with improved indoor air quality and the lowest possible utility costs while preserving the environment for generations to come.

I.

ENERGY & ATMOSPHERE

Utilities are the highest controllable expense category for commercial office buildings according to BOMA International. For this reason, Landlord encourages the following energy conservation measures.

a.

ENERGY STAR® Labeled Products

Landlord recommends that ENERGY STAR® labeled appliances (refrigerators, dishwashers, washers, etc.) and, if applicable, commercial food service equipment are installed in the Premises because these are such big energy consumers. To find products visit: www.energystar.gov/products.

b.

No Chlorofluorocarbons (CFCs)

The Building does not have equipment that uses CFC-based refrigerants and prohibits its tenants from installing Heating, Ventilating, Air-Conditioning and Refrigeration (HVAC&R) equipment that uses CFC- based refrigerants. Appliances containing less than 0.5 pounds of refrigerant are exempt. Additionally, Landlord encourages tenants to use HVAC&R equipment that uses refrigerants that have the lowest possible ozone-depleting potential (ODP) and the lowest global-warming potential (GWP).

c.

Lighting

The Building’s lighting standard is based on the Illuminating Engineering Society of North America (IESNA) Lighting Handbook, LEED® for Existing Buildings and U.S. EPA’s ENERGY STAR policies and guidelines regarding lighting for commercial buildings. The EPA’s website for lighting is http://www.energystar.gov/index.cfm?c=lighting.pr_lighting. Where possible, Tenant shall use LED, compact fluorescent lighting or similar bulbs for lighting in the Premises when replacing bulbs in the wall fixtures or any portable indirect lighting.

II.

Water Efficiency

The Building uses high-efficiency water fixtures, fittings and/or drop-in kits and encourages the same from tenants.

III.

Green Cleaning

The Building has a high-performance, sustainable cleaning policy to reduce the exposure of building occupants and maintenance personnel to potentially hazardous chemical, biological and particulate contaminants, which adversely affect air quality, human, health, building finishes, building systems and the environment. As part of this policy, Landlord uses environmentally sensitive cleaning products and paper made from recycled content. Landlord encourages the same practices from tenants.

IV.

Integrated Pest Management

The Building manages indoor pests in a way that protects human health and the surrounding environment. Integrated Pest Management (IPM) calls for using least-toxic chemical pesticides, minimum use of chemicals and using chemicals only in targeted locations and only for targeted species. Tenants have an important role in IPM. Generally, tenant are asked to keep their premises clean and to call Building management upon becoming aware of a pest issue.

V.

Recycling Program

The Building has a recycling program that includes the collection and sorting of dry-cell type batteries used in office equipment and daily consumables such as paper, cardboard, metals, plastic, glass etc. The success of the Building’s recycling program is dependent on participation by tenants of the Building.

VI.

Tenant Alterations & Improvements

To reduce the indoor air quality impact of the materials used in tenant finish-outs, Landlord recommends use of products meeting the following criteria:

Low-VOC (volatile organic compounds) adhesives and sealants defined as having a VOC content less than the current VOC content limits of South Coast Air Quality Management District (SCAQMD) Rule #1168, or sealants used as fillers that meet or exceed the requirements of the Bay Area Air Quality Management District Regulation 8, Rule 51.

Low-VOC paints and coatings that meet Green Seal’s Standard GS-11 requirement.

Non-carpet finished flooring that is FloorScore-certified

Carpet - Loop construction, broadloom or carpet tile that meets the CRI Green Label Plus testing program that is

100% recyclable. Preferably, the carpet should contain recycled content.

Carpet cushion that meets the CRI Green Label Plus testing program and is 100% recyclable.

Composite panels and agrifiber products such as particle board, oriented-strand board (OSB), medium-density fiberboard (MDF), etc., that contain no added urea-formaldehyde resins.

Helpful websites are www.greenseal.org and www.greenguard.org and http://www.buildinggreen.com.

[REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

EXHIBIT E –EXISTING FURNITURE